Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LiveRamp Holdings, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report refers to the change in the Company’s method of accounting for leases as of April 1, 2019 and revenue recognition as of April 1, 2018.

/s/ KPMG LLP

Dallas, Texas

March 15, 2021